                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                          HEARTPORT, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 2000

                            ------------------------

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of HEARTPORT, INC. (the "Company") which will be held at the Company's headquarters, 700 Bay Road, Redwood City, California at 1:30 p.m. on June 7, 2000, for the following purposes:

    1. To elect two directors to serve for the ensuing three year term or until their successors are elected and qualified;

    2. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2000; and

    3. To act upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on April 26, 2000, as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    Representation of at least a majority of all outstanding shares of Common Stock of Heartport, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,
Casey M. Tansey
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Redwood City, California
May 3, 2000

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                                HEARTPORT, INC.
                            TO BE HELD JUNE 7, 2000

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of HEARTPORT, INC. ("Heartport" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 1:30 p.m. on June 7, 2000, at the Company's headquarters, 700 Bay Road, Redwood City, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about May 3, 2000.

                         VOTING RIGHTS AND SOLICITATION

    The close of business on April 26, 2000, was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Heartport had 26,328,831 shares of common stock, $.001 par value per share (the "Common Stock"), issued and outstanding, exclusive of treasury stock. All of the shares of Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

    Shares of Common Stock represented by proxies in the accompanying form that are properly executed and returned to Heartport will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1--Election of Directors" and FOR ratification of the selection of accountants as described herein under "Proposal 2--Ratification of Selection of Independent Auditors." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

    The entire cost of soliciting proxies will be borne by Heartport. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Heartport employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of Common Stock, and such persons may be reimbursed for their expenses.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The two nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered at the 2001 Annual Meeting of Stockholders must be received by Heartport no later than December 6, 2000 and not prior to November 4, 2000 in order to be included. The proposal must be mailed to the Company's principal executive offices, 700 Bay Road, Redwood City, California 94063, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission ("SEC") and certain provisions contained in the Company's Bylaws.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Certificate of Incorporation, the Board of Directors is divided into three classes: Class I, whose term will expire at the 2000 Annual Meeting; Class II, whose term will expire at the 2001 Annual Meeting; and Class III, whose term will expire at the 2002 Annual Meeting. At the 2000 Annual Meeting, two directors will be elected to serve until the Annual Meeting to be held in 2003 or until their respective successors are elected and qualified. The Board of Directors has selected two nominees as the nominees for Class I. The nominees for the Board of Directors are all currently directors of the Company and are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

NOMINEES FOR TERM ENDING IN 2003

    Set forth below is information regarding the nominees, including their ages, the period during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                              DIRECTOR
NAME                                                           SINCE       AGE
----                                                          --------   --------
Frank M. Fischer............................................    1998*       58
Casey M. Tansey.............................................    1999        42

------------------------

* Mr. Fischer was previously a director of the Company from October 1992 until May 1997.

    FRANK M. FISCHER has been Chairman of the Board of Directors of the Company since June 1999 and a director since May 1998. He was the Company's Chief Executive Officer from June 1999 to September 1999 and was President and Chief Executive Officer of the Company from May 1998 to June 1999. Mr. Fischer was also a director of the Company from October 1992 until May 1997. Mr. Fischer was the President and Chief Executive Officer and a director of Ventritex, Inc., a manufacturer of implantable cardiac defibrillators from 1987 until 1997. From May 1977 until joining Ventritex, Mr. Fischer held various positions with Cordis Corporation, a manufacturer of medical products, serving most recently as President of the Implantable Products Division. Mr. Fischer holds an M.S. in Management from Rensselaer Polytechnic Institute.

    CASEY M. TANSEY has been President and Chief Executive Officer and a director of the Company since September 1999. Prior to that, he was the Company's President and Chief Operating Officer from June 1999 to
September 1999, Senior Vice President, Sales and Marketing from January 1998 to June 1999 and Vice President, Sales and Marketing from December 1995 to
January 1998. From 1988 until joining the Company in 1995, Mr. Tansey served in various capacities with the Edwards C.V.S. Division of Baxter. Mr. Tansey's most recent position at Baxter/Edwards was Vice President, North American Sales.
Mr. Tansey earned a B.S. in Business Administration and an M.B.A. from the College of Notre Dame.

CONTINUING DIRECTORS

    Set forth below is information regarding the continuing directors of the Company, including their ages, the period in which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                              DIRECTOR
NAME                                                           SINCE       AGE
----                                                          --------   --------
Robert V. Gunderson, Jr.....................................    1995        48
Joseph S. Lacob.............................................    1992        44
Wesley D. Sterman, M.D......................................    1991        39
John H. Stevens, M.D........................................    1991        39
Steven C. Wheelwright, Ph.D.................................    1995        56

    ROBERT V. GUNDERSON, JR. has been a director of the Company since May, 1995. Mr. Gunderson has been a partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, since its formation in September 1995. From May 1988 until September 1995, Mr. Gunderson was a partner of the law firm of Brobeck, Phleger & Harrison, LLP. Mr. Gunderson holds an M.A. from Stanford University, an M.B.A. in finance from the Wharton School, University of Pennsylvania and a J.D. from the University of Chicago.

    JOSEPH S. LACOB has been a director of the Company since April 1992.
Mr. Lacob is a general partner of Kleiner Perkins Caufield & Byers ("Kleiner Perkins"), a venture capital firm he joined in 1987. Prior to joining Kleiner Perkins, he was Marketing Manager for Cetus Corporation, a biotechnology company. Mr. Lacob is a director of Corixa Corporation, Pharmacyclics, Inc., Sportsline USA, Inc., and several privately held companies. Mr. Lacob holds a B.S. in Biochemistry from the University of California at Irvine, a Masters in Public Health from the University of California at Los Angeles, and an M.B.A. from the Graduate School of Business at Stanford University.

    WESLEY D. STERMAN, M.D. founded the Company with Dr. Stevens in May 1991, and has served as a director since that time. Dr. Sterman was Chairman of the Board of Directors from May 1998 to June 1999 and was the Company's President and Chief Executive Officer from May 1991 until May 1998. Prior to founding the Company, Dr. Sterman was founder, President and Chief Executive Officer of EndoVascular Technologies, Inc., a medical device manufacturer, from July 1989 to September 1991. Dr. Sterman has B.S. degrees both in Biology and in Chemistry from Stanford University. Dr. Sterman received an M.D. from the Stanford University School of Medicine and an M.B.A. from the Graduate School of Business at Stanford University, where he was an Arjay Miller Scholar.

    JOHN H. STEVENS, M.D. founded the Company with Dr. Sterman in May 1991, and has been a director of the Company since that time. Dr. Stevens was Heartport's Chief Technology Officer from July 1997 to December 31, 1998. From August 1996 until July 1997 Dr. Stevens was Assistant Professor of Cardiothoracic Surgery at Stanford University School of Medicine and prior to that he served as Chief Resident of the Department of Cardiothoracic Surgery at Stanford, and as Senior Registrar in Cardiothoracic Surgery at the Great Ormond Street Hospital for Sick Children in London, England from July 1995 to March 1996. Dr. Stevens earned B.U.S. and B.S. degrees in Communications and Psychology from the University of Utah and an M.D. from Stanford University.

    STEVEN C. WHEELWRIGHT, PH.D. has been a director of the Company since January 1995. Dr. Wheelwright currently serves as a senior associate dean at the Graduate School of Business, Harvard University, where he has been a professor since July 1988. Dr. Wheelwright also served as a professor of the Graduate School of Business, Harvard University, from August 1985 to August 1986. From August 1986 to August 1988, Dr. Wheelwright served as a professor at the Graduate School of Business at Stanford University. Dr. Wheelwright is also a member of the Board of Directors of Quantum Corporation, a mass storage device company, Franklin Covey, an organizational tools company, and Millennium Pharmaceuticals, a biotechnology company.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1999, the Board of Directors of the Company held a total of five (5) meetings. During this period, each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he was a member.

    The Board of Directors has an Audit Committee and a Compensation Committee. There is no nominating committee or committee performing the functions of such committee. The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Messrs. Gunderson and Lacob and Dr. Wheelwright, held three (3) meetings during fiscal 1999. The Compensation Committee reviews and approves the Company's compensation arrangements for management. This Committee, consisting of Drs. Stevens and Wheelwright, held two
(2) meetings during fiscal 1999.

DIRECTOR COMPENSATION

    The Company's directors receive no cash compensation for any meetings that they attend. However, each of the Company's directors, in exchange for his services as a director, was granted stock options to purchase shares of Common Stock. The Company's directors were granted the following options to purchase shares of Common Stock in April, 1995, at an exercise price of $0.375 per share:
Dr. Wesley D. Sterman and Dr. John H. Stevens were granted options to purchase 640,000 shares and 192,000 shares, respectively; each of the options are immediately exercisable and the shares vest monthly over a five year period beginning from the fifth anniversary of the date of hire or the date the individual became a director, as applicable. Each of the Company's outside directors was granted options to purchase 80,000 shares on April 1, 1995 at an exercise price of $0.375 per share. Each director except Joseph S. Lacob has exercised in full his respective option grant. All of the foregoing options granted to the directors are immediately exercisable and the director vests in the shares monthly over a five year period. In addition, the Company's 1996 Stock Option Plan provides for automatic grants to non-employee directors. On May 7, 1999, the date of the Company's 1999 Annual Meeting of Stockholders, each of the Company's directors, except for Mr. Fischer, Dr. Sterman and Dr. Stevens, was automatically granted a non-statutory stock option to purchase 6,400 shares of Common Stock at an exercise price of $3.875 per share, all of which become exercisable on May 7, 2003. On June 7, 2000, the date of the Company's 2000 Annual Meeting of Stockholders, each of the Company's directors, except for Mr. Tansey, Mr. Fischer, Dr. Sterman and Dr. Stevens, will automatically be granted a non-statutory stock option to purchase 6,400 shares of Common Stock at an exercise price per share equal to the fair market value on that date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1999. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of Ernst & Young LLP by the Board of Directors as the Company's independent auditors to audit the accounts and records of the Company for the fiscal year ending December 31, 2000, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of Ernst & Young LLP, the Board of Directors would reconsider such selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2000.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 31, 1999, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty
(60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                                             APPROXIMATE
                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
NAME                                                             OWNED         OWNED(1)
----                                                          ------------   ------------
Kleiner Perkins Caufield & Byers(2).........................    1,820,000        7.14%
  2750 Sand Hill Road
  Menlo Park, CA 94025
Frank M. Fischer(3).........................................      839,292        3.29%
Robert V. Gunderson, Jr.....................................      163,100           *
Joseph S. Lacob(2)(4).......................................    2,164,838        8.49%
Wesley D. Sterman, M.D......................................    3,205,492       12.57%
John H. Stevens, M.D.(5)....................................    2,290,456        8.98%
Casey M. Tansey(6)..........................................      443,532        1.74%
Steven C. Wheelwright, Ph.D.................................       86,946           *
Christopher A. Hubbard(7)...................................      154,694           *
Steven E. Johnson(8)........................................      577,133        2.26%
Lawrence C. Siegel, M.D.(9).................................      446,296        1.75%
Bradford J. Shafer..........................................            0           *
All current directors and executive officers as a group (11
  persons)(10)..............................................   12,367,458       48.51%

------------------------

*   Less than 1% of the outstanding shares of Common Stock.

 (1) Percentage of ownership is based on 25,492,416 shares of Common Stock outstanding on December 31, 1999. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within 60 days of December 31, 1999. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 1,820,000 shares of Common Stock owned by Kleiner Perkins
     Caufield & Byers VI, L.P. ("KPCB VI"). Mr. Lacob, a director of the Company, is a general partner of Kleiner Perkins Caufield & Byers VI Associates, L.P. ("KPCB VI Associates"), which is a general partner of KPCB
     VI. Mr. Lacob disclaims beneficial ownership of shares held by KPCB VI and KPCB VI Associates, except for his pecuniary interest therein.

 (3) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1999, for 578,125 shares of Common Stock.

 (4) Includes options immediately exercisable for 80,000 shares of Common Stock.

 (5) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1999, for 85,906 shares of Common Stock.

 (6) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1999, for 150,000 shares of Common Stock.

 (7) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1999, for 153,470 shares of Common Stock.

 (8) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1999, for 35,000 shares of Common Stock.

 (9) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1999, for 266,250 shares of Common Stock.

 (10) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1999, for 1,367,501 shares of Common Stock.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended
December 31, 1999, with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the three fiscal years ended December 31, 1999 by each of the individuals who served as the Company's Chief Executive Officer and each of the Company's four other highest-paid individuals who were serving as executive officers at the end of 1999 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                               AWARDS(2)
                                                       ANNUAL COMPENSATION    ------------
                                                       --------------------    SECURITIES
                                          FISCAL        SALARY                 UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR         ($)(1)    BONUS ($)    OPTIONS(#)    COMPENSATION
---------------------------              --------      --------   ---------   ------------   ------------
Casey M. Tansey........................     1999       237,224     115,000        600,000          0
President, Chief Executive                  1998       198,013      60,000              0          0
Officer and Director                        1997       181,609      55,492              0          0
Frank M. Fischer.......................     1999       292,939           0              0          0
Chairman of the Board                       1998(3)    218,077     100,000      1,000,000          0
of Directors (former President and          1997             0           0              0          0
Chief Executive Officer)
Christopher A. Hubbard.................     1999       264,421      58,000        350,000          0
Vice President, Sales                       1998       275,065      48,975        119,800(4)       0
                                            1997       251,218      65,000         25,000(5)       0
Steven E. Johnson......................     1999       219,200      48,000        140,000          0
Senior Vice President, Operations           1998       199,950      40,000              0          0
                                            1997       182,244      35,000              0          0
Lawrence C. Siegel, M.D................     1999       241,129      76,000        400,000          0
Chief Technical Officer                     1998       213,832      40,000        300,000(6)       0
                                            1997       197,577      25,000              0          0
Bradford J. Shafer.....................     1999       245,727           0              0          0
Former General Counsel and Secretary        1998       215,920      32,675        350,000(6)       0
                                            1997       199,199      25,195              0          0

------------------------

(1) Salary includes amounts deferred under the Company's 401(k) Plan.

(2) No restricted stock grants were made to the Named Officers during the fiscal year.

(3) Mr. Fischer became President and Chief Executive Officer on May 7, 1998 and the amount of compensation indicated reflects what he received from that date.

(4) Amount includes options for 69,800 shares that were granted upon cancellation of an identical number of options previously granted to the employee in 1996 through February 1998.

(5) These options were cancelled in 1998.

(6) These options were granted upon cancellation of an identical number of options previously granted to the employee in 1996.

STOCK OPTIONS

    The following table contains information concerning the stock option grants made to each of the Named Officers for the year ended December 31, 1999:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                                   ------------------------------                  ANNUAL RATES OF
                                    NUMBER OF       % OF TOTAL                                       STOCK PRICE
                                    SECURITIES       OPTIONS                                       APPRECIATION FOR
                                    UNDERLYING      GRANTED TO       EXERCISE                       OPTION TERM(3)
                                     OPTIONS       EMPLOYEES IN       OR BASE       EXPIRATION   --------------------
NAME                              GRANTED (#)(1)   FISCAL YEAR    PRICE ($/SH)(2)      DATE       5%($)      10%($)
----                              --------------   ------------   ---------------   ----------   --------   ---------
Casey M. Tansey.................     500,000           16.3%            1.88          7/29/09    589,589    1,494,134
                                     100,000            3.3%            2.19          9/16/09    137,571      348,631
Frank M. Fischer................           0             --               --               --         --           --
Christopher A. Hubbard..........     150,000            4.9%            1.88          7/29/09    176,877      448,240
                                     200,000            6.5%            3.44         11/23/09    432,365    1,095,698
Steven E. Johnson...............     140,000            4.6%            1.88          7/29/09    165,085      418,357
Lawrence C. Siegel, M.D.........     200,000            6.5%            1.88          7/29/09    235,835      597,653
                                     200,000            6.5%            3.44         11/23/09    432,365    1,095,698
Bradford J. Shafer..............           0             --               --               --         --           --

------------------------

(1) The option will become fully exercisable and any unvested option shares will vest immediately upon an acquisition of the Company by merger or asset sale unless assumed or replaced by the acquiring entity. Options which are assumed or replaced in the transaction and do not otherwise accelerate at that time shall automatically accelerate (and unvested option shares which do not otherwise vest at that time shall automatically vest) in the event the optionee's service terminates by reason of an involuntary or constructive termination within 12 months following the transaction as if the optionee's service continued for an additional twelve months. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of providing services to the Company.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option holdings for the year ended December 31, 1999, with respect to each of the Named Officers. No options were exercised by the Named Officers during the 1999 fiscal year. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                                                   UNDERLYING UNEXERCISED            MONEY OPTIONS AT
                                                    OPTIONS AT FY-END(#)               FY-END($)(1)
                                                 ---------------------------   -----------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                             -----------   -------------   ------------   --------------
Casey M. Tansey................................    150,000        450,000         423,438        1,270,313
Frank M. Fischer...............................    546,875        453,125               0                0
Christopher A. Hubbard.........................    149,729        320,071         173,438          531,563
Steven E. Johnson..............................     35,000        105,000         100,625          301,875
Lawrence C. Siegel, M.D........................    253,750        446,250         209,375          628,125
Bradford J. Shafer.............................          0              0               0                0

------------------------

(1) Based on the fair market value of the Common Stock at year-end ($4.75 per share) less the exercise price payable for such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors was formed in February, 1996, and the members of the Compensation Committee are Dr. Stevens and Dr. Wheelwright. None of these individuals was at any time during the year ended December 31, 1999, an officer or employee of the Company. Dr. Stevens was the Company's Chief Technology Officer from July 1997 until December 31, 1998. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

CHANGE IN CONTROL ARRANGEMENTS

    The Company has agreed to provide Casey M. Tansey, its President and Chief Executive Officer, a severance payment equal to 2 years of salary plus 200% of Mr. Tansey's target bonus should he be involuntarily terminated within 12 months following a change of control of the Company. The failure to retain Mr. Tansey as President and Chief Executive Officer of the company surviving the change of control transaction will be considered an involuntary termination under the agreement. Mr. Tansey will also be entitled to accelerated vesting of his stock options as if he had remained an employee of the Company for an additional twelve months should he be involuntarily terminated within 12 months following a change of control of the Company.

    The Company has agreed to provide Dr. Lawrence C. Siegel, its Chief Technical Officer, with severance payments of twelve months of salary and vesting of his stock options as if his service continued for an additional twelve months should there be an involuntary termination of his employment without cause.

    Each of the executive officers of the Company is eligible to participate in the Company's Change in Control Severance Plan. To the extent that any of the executive officers has other severance arrangements with the Company, such executive officers shall be paid the benefits provided under the Severance Plan or their existing severance arrangements, whichever provides a greater benefit. Under the Change in Control Severance Plan, in the event that an officer is involuntarily terminated within twenty-four months following certain changes in control, such officer shall receive severance benefits equal to twenty-four months of salary plus a bonus equal to 200% of such officer's target bonus.

    Under the terms of the 1996 Stock Option Plan, each outstanding option will accelerate upon a Corporate Transaction unless the option is assumed in connection with certain change of control situations (a "Corporate Transaction"). Unvested shares purchased under options granted prior to the initial public offering, including shares held by Mr. Tansey and Mr. Johnson, also provide that the vesting of the shares will accelerate upon a Corporate Transaction unless the Company's repurchase right is assigned in connection with the Corporate Transaction. In addition, upon an involuntary termination of the optionee's service within twelve months following a Corporate Transaction, the exercisability of the option and the vesting of shares will accelerate with respect to that number of shares as if the optionee's service continued for an additional twelve months following the involuntary termination, unless otherwise provided in the individual's employment agreement.

    The Compensation Committee has the authority under the 1996 Stock Option Plan to provide for the acceleration of vesting of the shares of Common Stock subject to the outstanding options held by any executive officer or other employee under that Plan at any time, including in connection with Corporate Transactions or a hostile take-over of the Company, which may or may not be conditioned on his employment being terminated (whether involuntarily or through a forced resignation).

OTHER ARRANGEMENTS

    On May 7, 1998 the Company entered into an agreement with Wesley D. Sterman, M.D., its then President and Chief Executive Officer, pursuant to which Dr. Sterman resigned as President and Chief Executive Officer and became Chairman of the Board of Directors. Under the agreement and while Dr. Sterman's service as a director continues, the Company will provide Dr. Sterman with the benefits of the Company's Change in Control Severance Plan as if he were still President and Chief Executive Officer. In addition, if the Company agrees to any severance, change in control or similar package with any other executive officer that is more beneficial to such officer than that provided to Dr. Sterman, he will be entitled to a comparable arrangement in lieu of that provided under the Change in Control Severance Plan. Dr. Sterman will continue to vest in his outstanding 640,000 shares of the Company's Common Stock acquired through exercise of a stock option while his service to the Company continues.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for establishing policies and programs for compensating Heartport's executive officers. Each year, the Committee determines the base salary payable to the Chief Executive Officer ("CEO") and all other executive officers, and approves the incentive bonus program for the CEO and other executive officers. In addition, the Committee administers the Company's 1996 Stock Option Plan and Employee Stock Purchase Plan. The Committee has the exclusive authority to grant stock options to the Company's officers. For fiscal 1999, the Committee considered both qualitative and quantitative factors in determining executive officer compensation levels, including commercially-prepared surveys of comparable companies.

COMPENSATION POLICY AND PHILOSOPHY

    The Committee's policy is to develop executive compensation packages that attract, retain and motivate highly effective executives. Compensation programs are designed to reward the achievement of both short-term and long-term objectives of the Company and to align the executives' interests with those of the Company's stockholders. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of three major components: (i) base salary, (ii) annual cash incentive compensation, and
(iii) long-term stock-based incentive awards.

BASE SALARY

    The base salary for each executive officer is set by reviewing the pay practices of companies that compete with the Company for executive talent, and by evaluating each individual's performance and contribution. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison of stockholder returns. Therefore, the compensation comparison group is not the same as the industry group in the index used in the Stock Performance Graph, below.

ANNUAL CASH INCENTIVE COMPENSATION

    Each executive officer has an annual bonus target. The total bonus pool for executive officers is determined based on the Company's achievement of goals. For fiscal 1999, the corporate-level goals were comprised primarily of the following equally-weighted components: (i) revenue; (ii) gross margin improvement; (iii) operating expense reduction; and (iv) completion and commercial release of new products. The Company achieved the majority of its performance targets in 1999. Actual bonuses paid reflect both the achievement of corporate goals and the individual's specific functional objectives, with greater weight being given to the achievement of corporate goals. The weighting of corporate goals vs. individual objectives was consistent among all executive officers. Actual bonuses for the Named Officers are listed in the Summary Compensation Table.

LONG-TERM STOCK-BASED INCENTIVE AWARDS

    Generally, a significant option grant is made in the year that an executive officer commences employment or an employee is promoted to an executive officer position. The size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position and responsibilities with the Company. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (generally the market price on the grant date) over a specified period of time. The vesting schedules are designed to encourage the executives to remain with the Company and to focus on longer-term results.

CEO COMPENSATION

    During fiscal 1999 the Company promoted Mr. Tansey to the role of President and Chief Executive Officer. Mr. Tansey's annual base salary of $280,000 was established by the Committee in September 1999 with consideration of base salaries paid to chief executive officers of comparable companies and in recognition of the challenges he faced with regard to leading the Company's business. The Committee also made significant option grants to Mr. Tansey in connection with the negotiation of his employment arrangement.

    The annual base salary for Mr. Fischer, the Company's President and Chief Executive Officer until July 1999 and Chief Executive Officer until
September 1999, was determined by the Committee based on Mr. Fischer's performance in 1998, his substantial experience as chief executive of another public medical device company in the cardiovascular field, and in recognition of the challenges he faced with regard to leading the Company's business.

TAX LIMITATION

    Under the Federal tax laws, a publicly-held company such as the Company is not allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. In order to qualify option grants under the Company's 1996 Stock Option Plan ("1996 Plan") for an exemption available to performance-based compensation, the stockholders have approved certain provisions of the 1996 Plan, including a limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options each calendar year over the term of the 1996 Plan. Accordingly, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1996 Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 2000 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million limit.

Compensation Committee
John H. Stevens, M.D.
Steven C. Wheelwright, Ph.D.

                            STOCK PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between April 25, 1996 (the date the Company's initial public offering commenced) and December 31, 1999 with the cumulative total return of (i) the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the Hambrecht and Quist Healthcare Index (the "H&Q Healthcare Index"), over the same period. This graph assumes the investment of $100.00 on April 25, 1996 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the H&Q Healthcare Index, and assumes the reinvestment of dividends, if any.

    The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

     COMPARISON OF 44 MONTH CUMULATIVE TOTAL RETURN AMONG HEARTPORT, INC.,
       THE NASDAQ STOCK MARKET n U.S. INDEX, AND THE H&Q HEALTHCARE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            NASDAQ STOCK     HAMBRECHT &
           HEARTPORT, INC.  MARKET (U.S.)  QUIST HEALTHCARE
4/25/1996          $100.00        $100.00           $100.00
6/96               $144.05        $100.42            $95.76
9/96               $123.81        $104.01           $103.77
12/96              $108.93        $109.14           $103.08
3/97               $116.67        $103.22            $98.85
6/97                $83.93        $122.14           $115.07
9/97               $116.67        $142.80           $121.36
12/97               $97.02        $133.73           $119.47
3/98                $52.38        $156.51           $136.15
6/98                $31.25        $160.80           $136.69
9/98                $14.88        $145.10           $124.60
12/98               $27.98        $188.56           $151.77
3/99                $22.92        $211.43           $150.29
6/99                $11.31        $231.36           $155.45
9/99                $21.73        $236.91           $144.74
12/99               $22.62        $349.53           $168.98

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTIONS

INDEMNIFICATION

    The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

LOANS TO EMPLOYEES

    The Company extended a loan to Mr. Johnson on September 1, 1995, and extended loans to Mr. Tansey on December 28, 1995, in connection with the acquisition of shares of the Company's Common Stock pursuant to the exercise of stock options. Each of the loans is full recourse and is secured by the shares of Common Stock purchased with the proceeds of the loans. The following table sets forth information with respect to loans extended to the officers by the Company in excess of $60,000.

                                                                               INDEBTEDNESS
                                   NO. OF SHARES   PER SHARE                       AS OF       INTEREST   MATURITY
NAME                               PURCHASED (#)   PRICE ($)   PRINCIPAL ($)   12/31/99* ($)   RATE (%)     DATE
----                               -------------   ---------   -------------   -------------   --------   --------
Steven E. Johnson................     176,000        0.375         66,000           85,875       6.18      8/23/04
Casey M. Tansey..................     208,000        0.781        162,500          209,475       6.02     12/11/00
                                      120,000        0.781         93,750          120,851       6.45     12/11/05

------------------------

* The amount of indebtedness disclosed in this column also represents the largest aggregate indebtedness outstanding at any time during the fiscal year.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for the fiscal year ended December 31, 1999, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K with the SEC. Stockholders may obtain a copy of this report, as amended, without charge, by writing to the Company's executive offices at 700 Bay Road, Redwood City, California 94063,
Attention: Investor Relations.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

THE BOARD OF DIRECTORS
OF HEARTPORT, INC.

May 3, 2000
Redwood City, California

1509-NP00

                                     PROXY

                                [HEARTPORT LOGO]

                        ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 7, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby appoints CASEY M. TANSEY and JEFFREY T. GRAINGER, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated in this proxy, all of the shares of Common Stock of HEARTPORT, INC., held of record by the undersigned on April 26, 2000, at the Annual Meeting of Stockholders of Heartport, Inc. to be held June 7, 2000, or at any adjournments or postponements thereof.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NUMBERS 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1 AND 2 IF NO SPECIFICATION IS MADE.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                  SIDE
-----------                                                          -----------

HEARTPORT, INC.
c/o Equiserve
P.O. Box 8040
Boston, MA 02266-8040

                                [HEARTPORT LOGO]

DEAR STOCKHOLDER:

HEARTPORT, INC. CORDIALLY INVITES YOU TO ATTEND THE 2000 ANNUAL MEETING OF STOCKHOLDERS. THE MEETING WILL TAKE PLACE AT 1:30 P.M. ON JUNE 7, 2000 AT THE COMPANY'S OFFICES IN REDWOOD CITY, CALIFORNIA.

EVEN IF YOU ARE ABLE TO ATTEND THE MEETING, PLEASE REVIEW THE ENCLOSED MATERIAL AND CAST YOUR VOTES BELOW.

YOUR VOTE IS IMPORTANT TO US. PLEASE MARK THE BOXES ON THE PROXY CARD TO INDICATE HOW YOUR SHARES WILL BE VOTED. THEN SIGN THE CARD, DETACH IT, AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

THANK YOU FOR YOUR PROMPT CONSIDERATION OF THESE MATTERS.

HEARTPORT, INC.



/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE.

1. Election of Directors.                              2. Ratification of selection of   FOR   AGAINST   ABSTAIN
                                                          independent auditors.          / /     / /       / /
   NOMINEES: Frank M. Fischer, Casey M. Tansey
                                                       3.  In their discretion, the proxies are authorized to
           FOR                WITHHELD                     vote upon such other matters as may properly
           / /                   / /                       come before the meeting.

/ /                                                    MARK HERE IF YOU PLAN TO ATTEND THE MEETING    / /
   ---------------------------------------
   For all nominees, except as noted above
                                                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /


                        Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:________________ Date:_______ Signature:________________ Date:________